Exhibit 1

Harry Winston Announces Closing of the Previously
Announced Strategic Investment by Kinross

TORONTO, March 31, 2009 - Harry Winston Diamond Corporation (TSX-HW; NYSE-HWD) ("Harry Winston") is pleased to announce the closing of the US$150 million strategic investment by Kinross Gold Corporation (TSX-K; NYSE-KGC) ("Kinross") that was announced on March 19, 2009.

Kinross has subscribed to 15.2 million treasury shares from Harry Winston at a price of US$3.00 per share, being approximately 19.9% of the company’s issued equity post the transaction. In addition, Kinross has subscribed for new partnership units representing a 22.5% interest in the limited partnership which holds Harry Winston’s 40% joint venture interest in the Diavik Diamond Mine, for a net effective subscription value of US$104.4 million.

As part of the transaction Mr. Thomas M. Boehlert, Executive Vice President & Chief Financial Officer of Kinross, has been invited to join the Harry Winston Board of Directors.

Harry Winston Diamond Corporation (TSX: HW; NYSE:HWD) will release its Fiscal 2009 Fourth Quarter and Year-End results for the period ended January 31, 2009, after market hours on Thursday, April 2, 2009.

The Company will host a conference call for analysts, investors and other interested parties on Friday, April 3, 2009 at 9:00AM (ET), followed by a question-and-answer session.
To access the call, please dial:
North America: 800-510-0146; passcode 37236627
International: 617-614-3449; passcode 37236627

You may also access the conference call on a listen-only basis at:
http://investor.harrywinston.com

A telephone replay of the call will be available one hour after the call until 11:00PM (ET), April 16, 2009. To access the call replay, please dial:
North America: 1-888-286-8010; passcode 73080790
International: 1-617-801-6888; passcode 73080790
You may also access a replay of the call at: http://investor.harrywinston.com

About Harry Winston Diamond Corporation

Harry Winston Diamond Corporation (TSX: HW; NYSE: HWD) is a specialist diamond enterprise with assets in the mining and retail segments of the diamond industry. The company supplies rough diamonds to the global market from its 40% interest in the Diavik Diamond Mine, located in Canada's Northwest Territories. The company's retail division, Harry Winston Inc., is a premier jewelry and timepiece retailer with salons in key locations including New York, Paris, London, Beijing, Tokyo and Beverly Hills. For more information, please visit www.harrywinston.com or for investor information, visit http://investor.harrywinston.com

For further information, please contact:

Investor Relations - (416) 362-2237 ext 290 or investor@harrywinston.com